Exhibit 99.3

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (this “Agreement”) is made as of December 31, 2015 by and among Dream Technology Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”), Dream Investment Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of Holdco (“Parent”), Dream Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of Parent (“Merger Sub”), the Equity Investors (as defined below) and the Rollover Investors (as defined below). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, iDreamSky Technology Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), Parent and Merger Sub, executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger;

WHEREAS, on or prior to the date hereof, each of the parties listed on Schedule I hereto (each, an “Equity Investor” and collectively, the “Equity Investors”) executed a letter agreement in favor of Holdco and Parent (each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”), pursuant to which each of the Equity Investors has agreed, subject to the terms and conditions set forth therein, to make an equity investment (each, an “Equity Commitment”, and collectively, the “Equity Commitments”) in Holdco, immediately prior to the Closing in connection with the Merger;

WHEREAS, on or prior to the date hereof, [Shanghai Pudong Development Bank Co., Ltd., Shanghai Branch] (the “Lender”) executed a mandate letter in favor of Merger Sub (the “Debt Commitment Letter”), pursuant to which the Lender has agreed, subject to the terms and conditions set forth therein, to make available to Merger Sub the credit facility described therein (the “Debt Commitment”) immediately prior to the Closing in connection with the Merger;

WHEREAS, on the date hereof, each of the parties designated on the signature pages hereto as a “Rollover Investor” (collectively, the “Rollover Investors”, and together with the Equity Investors, the “Investors”) executed a support agreement in favor of Parent and Holdco (the “Support Agreement”), pursuant to which, each of the Rollover Investors has agreed to, subject to the terms and conditions set forth therein and among other obligations, (i) the cancellation of the Rollover Securities (as defined in the Support Agreement) held by such Rollover Investor for no consideration in the Merger (the cash-out value of such Rollover Securities in the Merger if such Rollover Securities were not designated as Rollover Securities and were cashed out in accordance with the terms of the Merger Agreement, each a “Rollover Commitment”, and the aggregate Rollover Commitments and Equity Commitments, collectively the “Commitments”), (ii) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to the Closing and (iii) vote in favor of authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger;

WHEREAS, on or prior to the date hereof, each of the Guarantors (as defined in the Merger Agreement) executed a limited guarantee in favor of the Company with respect to certain obligations of Parent under the Merger Agreement (each a “Limited Guarantee” and collectively, the “Limited Guarantees”); and

WHEREAS, the Investors, Holdco, Parent and Merger Sub wish to agree to certain terms and conditions that will govern the actions of Holdco, Parent and Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters, the Support Agreement, the Debt Commitment Letter and the Limited Guarantees, and the transactions contemplated by each.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

AGREEMENT

1. AGREEMENTS AMONG THE INVESTORS.

1.1 Actions under the Merger Agreement. Subject to Section 1.8 hereof, the Requisite Investors (as defined below) may cause Parent to take any action or refrain from taking any action in order for Parent and/or Merger Sub to comply with its obligations, satisfy its closing conditions or exercise its rights under the Merger Agreement, including, without limitation, determining that the conditions to closing specified in Sections 7.1, 7.2 and 7.3 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreement or condition in the Merger Agreement (including any Closing Condition), amending or modifying the Merger Agreement and determining to close the Merger; provided that the Requisite Investors may not cause Parent to amend the Merger Agreement in a way that has an impact on any Investor that is different from the impact on the other Investors in a manner that is materially adverse to such Investor without such Investor’s prior written consent. Parent shall not, and the Investors shall not permit Parent or Merger Sub to, determine that the Closing Conditions have been satisfied, waive compliance with any agreement or condition in the Merger Agreement (including any Closing Condition), amend or modify the Merger Agreement or determine to close the Merger unless such action has been approved in advance in writing by the Requisite Investors. Parent agrees not to take any action with respect to the Merger Agreement, including granting or withholding of waivers and entering into amendments, unless such actions are in accordance with this Agreement. For purposes of this Agreement, “Requisite Investors” shall mean Dream Data Services Limited and THL A19 Limited. Notwithstanding any provision of this Agreement to the contrary, from and after the time an Investor becomes a Failing Investor, the approval or consent of such Failing Investor shall not be required for any purposes under this Agreement; provided that any Failing Investor that ultimately participates in the Merger as a result of the Closing Investors (as defined below) exercising their rights to seek specific performance hereunder or the Company exercising its specific performance right under the Merger Agreement shall no longer be deemed a “Failing Investor”, and its approval or consent rights shall be restored as of the date such previously Failing Investor funds its Commitment.

1.2 Debt Financing. Subject to Section 1.8 hereof, Merger Sub shall, at the direction of the Requisite Investors, negotiate, enter into and borrow under definitive agreements relating to the Debt Commitment to be provided at the Closing; provided that Merger Sub shall not, and the Investors shall not permit Merger Sub to, enter into or borrow under any agreement in connection with the Debt Commitment on terms that are materially adverse to Merger Sub or the Investors compared to the terms set forth in the Debt Commitment Letter, unless such agreement or borrowing has been first approved by the Requisite Investors.

1.3 Equity Financing. Subject to Section 1.8 hereof, Holdco shall, at the direction of the Requisite Investors, enforce the provisions of the Equity Commitment Letters in accordance with the terms of the Merger Agreement and the Equity Commitment Letters. Notwithstanding anything in any Equity Commitment Letter to the contrary, prior to the Effective Time, none of the Investors shall be entitled to assign, sell-down or syndicate any part of its Equity Commitment.

1.4 Support Agreement. Subject to Section 1.8 hereof, each of Holdco and Parent shall, at the direction of the Requisite Investors, enforce the provisions of the Support Agreement in accordance with the terms of the Merger Agreement and the Support Agreement.

1.5 Management Arrangements. Subject to Section 1.8 hereof, Holdco and/or Parent shall, at the direction of the Requisite Investors, negotiate and enter or cause to be entered into definitive agreements with members of management of the Company with respect to the terms of management’s employment, compensation, rollover equity and equity incentives following the Closing.

1.6 Shareholders Agreement; Appointment of Directors. Subject to Section 1.8 hereof, each Investor agrees to negotiate in good faith with the other Investors with respect to, and enter into prior to or at the Closing, a Shareholders Agreement or other definitive agreements containing, in principle, the terms set forth on Exhibit A hereto so long as such definitive agreements are either (a) consistent with Exhibit A or (b) inconsistent with Exhibit A and approved by all Investors. Holdco and each Investor hereby agree to take (or cause to be taken) all actions, if any, required to be taken by each, such that the board of directors of Holdco, and board of directors of Parent if applicable, has the composition contemplated by Exhibit A hereto immediately prior to the Effective Time.

1.7 Consummation of the Transaction. In the event that the Requisite Investors determine to close the Merger in accordance with the terms of the Merger Agreement, the Requisite Investors may terminate the participation in the transaction of any Failing Investor; provided that such termination shall not affect the rights of the Closing Investors against such Failing Investor with respect to such failure to fund, which rights shall be provided in Sections 2.4 and 2.5 hereof. In the event the Failing Investor’s participation in the transaction is terminated pursuant to this Section 1.7, the amount of the Failing Investor’s Commitment shall first be offered to the Investors (other than any Failing Investor) in proportion of their respective Commitments to the aggregate Commitments of the Investors (other than any Failing Investor) at the time of such termination, and if none or not all of the Failing Investor’s Commitment is accepted by the Investors (other than any Failing Investor) in such proportion, then the Requisite Investors may offer the Failing Investor’s Commitment, or the applicable portion thereof, to all the Investors and/or one or more new investors approved by the Requisite Investors.

1.8 Non-Consenting Investors. Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub shall not, and the Requisite Investors shall not permit Parent or Merger Sub to (i) modify or amend the Merger Agreement so as to increase or modify in a manner adverse to Parent or the Investors the amount or form of the Merger Consideration (including by waiver of a breach of the Company’s representation and warranty regarding its capitalization) or increase in any way the obligations under the Limited Guarantees or the Equity Commitment Letters, (ii) modify or waive, in a manner adverse to Parent or the Investors, any provisions relating to the Parent Termination Fee or the aggregate cap on monetary damages available to the Company or (iii) materially modify the structure of the transaction contemplated by the Merger Agreement, in each case, without the consent of each Investor; provided that in the event that the Requisite Investors are willing to agree to, proceed with, or take any action or enter into any agreement (or, in each such case, to permit Parent and/or Merger Sub to do so) with respect to the matters described in clauses (i) through (iii) above and any one Investor declines to agree to, proceed with, or take any action with respect to such matter (a “Non-Consenting Investor”), the Requisite Investors may nevertheless proceed with such matter by first terminating such Non-Consenting Investor’s participation in the transaction, and in such event such Non-Consenting Investor shall have no rights or liability hereunder (except as specifically provided in Section 1.10 hereof) or, if applicable, under its Equity Commitment Letter, its Limited Guarantee or the Support Agreement; and provided, further, that such Non-Consenting Investor shall have received a full and unconditional release of its or his obligations under this Agreement (other than the applicable provisions of Sections 1.10 and 1.12.3 and except with respect to breaches of this Agreement by such Non-Consenting Investor occurring prior to the date of such release), and, if applicable, under its Equity Commitment Letter, its Limited Guarantee and the Support Agreement from Holdco, Parent, the Company, and each other Investor, or a mutually satisfactory indemnity with respect to such Non-Consenting Investor’s liabilities under this Agreement, and, if applicable, its Equity Commitment Letter, its Limited Guarantee and the Support Agreement. In the event the Requisite Investors terminate the Non-Consenting Investor’s participation in the transaction, the amount of the Non-Consenting Investor’s Commitment shall first be offered to the Investors (other than the Non-Consenting Investor(s) and any Failing Investors) in proportion of their respective Commitments to the aggregate Commitments of the Investors at the time of such termination, and if none or not all of the Non-Consenting Investor’s Commitment is accepted by the Investors (other than the Non-Consenting Investor(s) and any Failing Investors) in such proportion, then the Requisite Investors may offer the Non-Consenting Investor’s Commitment, or portion thereof, to all of the Investors and/or to one or more new investors approved by the Requisite Investors.

1.9 Company Termination Fee. Any Company Termination Fee paid by the Company or any of its affiliates pursuant to the Merger Agreement or otherwise, after making adequate provisions for the payment or reimbursement of Consortium Costs pursuant to Section 1.10 hereof shall be promptly paid by Parent or Merger Sub to each of the Investors that have provided Limited Guarantees (other than any Investor that is a (i) Non-Consenting Investor whose participation in the transaction has been terminated pursuant to Section 1.8 hereof or (ii) a Failing Investor at the time of termination of the Merger Agreement) or its designee(s) in proportion of its respective Maximum Amount (as defined under the relevant Limited Guarantee) guaranteed under such Investor’s Limited Guarantee to the aggregate Maximum Amounts under the Limited Guarantees of such Investors (other than the Non-Consenting Investor(s) and the Failing Investor(s)).

1.10 Expense Sharing.

1.10.1 In the event the Merger is consummated, Holdco, Parent or the Company will bear all out-of pocket expenses incurred by Holdco, Parent, Merger Sub and the Investors as a consortium (other than the Failing Investors, the “Consortium”), including, without limitation, (i) the reasonable and documented fees, expenses and disbursements of financing sources, lawyers, accountants, consultants and other advisors that may have been retained by Holdco, Parent, Merger Sub, the Consortium, Dream Data Services Limited (or its Affiliates) or THL A19 Limited (or its Affiliates), and (ii) any fees related to the Merger (all such fees and expenses other than any excessive amount disallowed under clause (i) above, in the aggregate, the “Consortium Costs”). For the avoidance of doubt, the Consortium Costs shall include indemnities actually paid or payable to the debt financing sources, lawyers, accountants, consultants, and other advisors who have been engaged with respect to the Merger, and Kirkland & Ellis, Han Kun Law Office, China Renaissance Securities (Hong Kong) Limited and PricewaterhouseCoopers are advisors retained by the Consortium with respect to the Merger.

1.10.2 In the event of a termination of the Merger Agreement in which a Company Termination Fee is paid to Parent, Parent shall first pay or cause to be paid all Consortium Costs from the Company Termination Fee and distribute any remaining amount of the Company Termination Fee to the applicable Investors in accordance with Section 1.9 hereof.

1.10.3 In the event of a termination of the Merger Agreement in which no Company Termination Fee is paid to Parent, each Investor agrees that each Equity Investor will be responsible for its, his or her proportionate share (determined by reference to the amount of its/his/her Equity Commitment to the aggregate of Equity Commitments of the Equity Investors) of Consortium Costs; provided that if the Merger Agreement is terminated and the Merger is not consummated due to the action or inaction of one or more Failing Investor(s), such Failing Investor(s) shall reimburse the Closing Investors for (i) all Consortium Costs incurred by the Closing Investor(s), (ii) any payment obligations of Parent and/or Merger Sub under Sections 8.2(c) and 8.2(d) of the Merger Agreement, or any guarantee pursuant to the Limited Guarantees and (iii) any other damages or losses of the Company; provided further that any fees and expenses incurred by any Investor other than the Consortium Costs will be borne by such Investor. Each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (a) the amounts due from all Failing Investors hereunder multiplied by (b) a fraction of which the numerator is such Failing Investor’s Commitment, as applicable, and the denominator is the sum of all Failing Investors’ Commitments. Notwithstanding the foregoing, no Non-Consenting Investor shall be responsible for Consortium Costs incurred after the termination of such Non-Consenting Investor’s participation in the transaction.

1.10.4 Prior to making any payment of Consortium Costs hereunder, each Investor shall be entitled to receive and review reasonable documentation of such fees and expenses.

1.10.5 The obligations under this Section 1.10 shall exist whether or not the Merger is consummated, and shall survive the termination of the other terms of this Agreement.

1.11 Notice of Closing; Notices. Parent will use its commercially reasonable efforts to provide each Investor with at least ten (10) days prior notice of the Closing Date under the Merger Agreement; provided that the failure to provide such notice will not relieve an Investor of its obligations under this Agreement. Any notices received by Parent pursuant to Section 9.2 of the Merger Agreement shall be promptly provided to each Investor at the address set forth in such Investor’s Equity Commitment Letter or the Support Agreement.

1.12 Representations and Warranties; Covenants.

1.12.1 Each party hereto represents and warrants to the other parties hereto that: (i) it has the requisite power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the party of such party and no other proceedings or procedures are necessary to approve this Agreement, (iii) this Agreement has been duly executed and delivered by such party and constitutes a valid and binding agreement of such party enforceable in accordance with the terms hereof, and (iv) such party’s execution, delivery and performance of this Agreement will not violate: (a) if such party is a corporate entity, any provision of its organizational documents or (b) or any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such party.

1.12.2 Each Investor hereto represents, warrants and covenants to the other Investors that: (i) none of the information supplied in writing by such Investor specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representations and warranties of Parent or Merger Sub set forth in the Merger Agreement; (ii) it has not entered into any agreement, arrangement or understanding with any other Investor, any other potential investor or group of investors or the Company with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company, other than any confidentiality or standstill agreement or agreement of similar nature, the agreements expressly contemplated by this Agreement (including exhibits) and the Merger Agreement.

1.12.3 Until this Agreement is terminated pursuant to Section 2.1, except for Michael Xiangyu Chen, no Investor shall enter into any agreement, arrangement or understanding or have discussions with any other potential investor or acquiror or group of investors or acquirors or the Company or any of its representatives with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company without the prior approval of the Requisite Investors other than any confidentiality or standstill agreement or agreement of similar nature, the agreements expressly contemplated by this Agreement (including exhibits) and the Merger Agreement; provided that this Section 1.12.3 shall continue to apply to an Investor that is a Failing Investor or that is released from this Agreement pursuant to Section 1.8 for a period of one year following such failure or release.

1.12.4 Neither Holdco nor Parent shall enter into any agreement with an Investor or group of Investors that has the effect of discriminating against any Investor in a manner that is materially adverse to such Investor without such Investor’s prior written consent, except to the extent expressly permitted by the terms of this Agreement. Holdco and Parent shall provide to all Investors a copy of each agreement to be entered into with less than all of the Investors prior to the execution of such agreement, except agreements or arrangements entered into pursuant to Section 1.5 herein.

1.12.5 The Investors shall cooperate with necessary and commercially reasonable efforts in defending any claim that the Investors are or any of them is liable to make payments under the Limited Guarantees.

1.12.6 Each Investor represents, warrants and covenants to the other parties hereto that it shall use (and shall cause its Subsidiaries and Affiliates to use) reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to obtain as promptly as practicable, if it or its Subsidiaries and Affiliates have not yet obtained, all consents, approvals, registrations, authorizations, waivers, permits and orders from any Third Party (as defined in the Merger Agreement) or Governmental Entity (as defined in the Merger Agreement) necessary or advisable to be obtained in order to perform its obligations set forth hereunder and consummate the transactions contemplated hereunder and under the Merger Agreement.

1.12.7 The Investors shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on its respective part to help Holdco to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, permits and orders, from any Third Party (as defined in the Merger Agreement) and/or Governmental Entity (as defined in the Merger Agreement) necessary or advisable to be obtained in order to consummate the Merger or any other transactions contemplated by the Merger Agreement.

1.12.8 Holdco will use reasonable best efforts to keep each Investor informed on any significant progress with respect to the transactions contemplated by the Merger Agreement, including the execution of any material agreements or the success or failure in obtaining any required approval or clearance from competent regulatory authorities in connection therewith.

1.12.9 Tax Filing Cooperation. Each Investor covenants to the other parties hereto that it shall use (and shall cause its Subsidiaries and Affiliates to use) reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things to cooperate with the parties hereto in connection with handling its PRC tax affairs in respect of the Merger or any other transactions contemplated by the Merger Agreement, and shall not make any tax filing without the prior written consent of the Requisite Investors, such consent not to be unreasonably withheld or delayed.

1.13 PR Coordination. Subject to Section 6.10 of the Merger Agreement as it relates to Parent and Merger Sub, each party hereto will coordinate in good faith in relation to any and all press releases and other public relations matters with respect to the Merger and the transactions contemplated hereby. Unless otherwise required by law or the rules of any stock exchange or regulatory authority, no party hereto may issue any press release or otherwise make any public announcement or comment on the Merger and the transactions contemplated hereby without the prior consent of the Requisite Investors, such consent not to be unreasonably withheld or delayed.

1.14 Confidentiality. Each of the parties hereto agree that, until the second (2nd) anniversary of the date hereof, none of the parties shall, and each party hereto shall cause its directors, officers, employees, advisors and other agents and representatives (all such persons, with respect to any person, such person’s “Representatives”) not to, directly or indirectly, disclose to any other person or entity (other than such party’s Representatives) any Confidential Information received from the other parties hereto, except as compelled by a court or required by law, legal process, rule or regulation (including securities rules and regulations). For purposes hereof, “Confidential Information” means any information, whether in written, oral or other form with respect to the Company, the parties hereto and the transactions contemplated under this Agreement, the Merger Agreement and other transaction agreements referenced herein and therein, provided that Confidential Information does not include any information which at the time of disclosure or thereafter is (i) generally available to or known by the public other than as a result of a disclosure by the receiving party of such information in breach of an obligation of confidentiality or (ii) lawfully available to the recipient of such information from a source other than the disclosing party or its Representatives which source is not, as far as the receiving party is aware, in breach of an obligation of confidentiality.

1.15 Initial Holdco Shareholders. Mr. Michael Xiangyu Chen, as the initial (direct or indirect) shareholder of Holdco, agrees to use commercially best efforts to take all corporate actions reasonably necessary to cause Holdco to give effect to and comply with the matters set forth in this Agreement.

2. MISCELLANEOUS.

2.1 Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Sections 1.9, 1.10, 1.12, 1.13, 1.14 and 2) upon the earlier of the Effective Time of the Merger and the termination of the Merger Agreement pursuant to Article VIII thereof; provided that any liability for failure to comply with the terms of this Agreement shall survive such termination.

2.2 Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by the Requisite Investors; provided that (i) no provision of this Agreement (excluding exhibits) may be amended in a manner that disproportionately, materially and adversely affects an Investor without such Investor’s prior written consent and (ii) no provision in this Agreement that requires the consent of each Investor may be amended without a consent in writing signed by all of the Investors.

2.3 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

2.4 Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance), provided that the Agreement may only be enforced against an Investor by Holdco, Parent or Merger Sub, acting at the direction of the Requisite Investors. In the event that (i) Holdco and Parent determine to enforce the provisions of the Equity Commitment Letters, (ii) Holdco and Parent determine to enforce the provisions of the Support Agreement, or (iii) Merger Sub determines to enforce the provisions of the Debt Commitment Letter, in each case, in accordance with this Agreement, and the Requisite Investors are prepared to (x) cause Parent and Merger Sub to consummate the Merger in accordance with this Agreement, (y) fulfill their obligations under the Support Agreement and (z) fund their Equity Commitments immediately prior to the Closing, as evidenced in writing to the other Investors (the Investors who are so prepared for each applicable action, the “Closing Investors”), but one or more Investors fails to fund its Equity Commitment or provides written notice that it will not fund its Equity Commitment, or fails to fulfill its or his obligations under the Support Agreement or provides written notice that it or he will not fulfill its or his obligations under the Support Agreement, as applicable, (each such Investor, a “Failing Investor”), the parties hereto agree that the Closing Investors shall be entitled to, in their discretion, either (a) specific performance of the terms of this Agreement, the Equity Commitment Letters and/or the Support Agreement, as applicable, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy or (b) payment by the Failing Investors in an amount equal to the aggregate out-of-pocket damages incurred by such Closing Investors (including amounts paid under any such Investor’s Limited Guarantee). If Holdco, Parent or Merger Sub, acting at the direction of the Requisite Investors, determines to enforce the remedy described in the preceding sentence against any Failing Investor, it must do so against all Failing Investors. If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (i) the amounts due from all Failing Investors hereunder (including the value of any Rollover Commitment) multiplied by (ii) a fraction of which the numerator is such Failing Investor’s Commitment, as applicable, and the denominator is the sum of all Failing Investors’ Commitments.

2.5 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, Holdco, Parent, Merger Sub and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

2.6 Governing Law; Jurisdiction. This Agreement and the obligations hereunder shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 2.6. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The appointing authority shall be the HKIAC. There shall be three (3) arbitrators. One (1) arbitrator shall be nominated by the claimant(s), irrespective of number, and one (1) arbitrator shall be nominated by the respondent(s), irrespective of number. If the respondent(s) shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two (2) arbitrators so chosen shall select a third (3rd) arbitrator; provided that if such two arbitrators shall fail to choose a third (3rd) arbitrator within thirty (30) days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third (3rd) arbitrator shall be the presiding arbitrator. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, unless otherwise required by Law or the parties hereto otherwise agree in writing. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this letter agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 2.6 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

2.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.7.

2.8 Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

2.9 Other Agreements. This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are references herein which shall continue in full force and effect in accordance with their terms.

2.10 Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties, except that the Agreement may be assigned to an Affiliate of a party hereto; provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 2.10 shall be void.

2.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

DREAM TECHNOLOGY HOLDINGS LIMITED

By:	/s/ Michael Xiangyu Chen
Name: Michael Xiangyu Chen
Title: Director

DREAM INVESTMENT HOLDINGS LIMITED

By:	/s/ Michael Xiangyu Chen
Name: Michael Xiangyu Chen
Title: Director

DREAM MERGER SUB LIMITED

By:	/s/ Michael Xiangyu Chen
Name: Michael Xiangyu Chen
Title: Director

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

Rollover Investor:

DREAM DATA SERVICES LIMITED

/s/ Michael Xiangyu Chen
Name: Michael Xiangyu Chen
Title: Director

Rollover Investor:

DT01 HOLDING INTERNATIONAL LIMITED

/s/ Anfernee Song Guan
Name: Anfernee Song Guan
Title: Director

/s/ Jeffrey Lyndon Ko
Name: Jeffrey Lyndon Ko
Title: Director

Rollover Investor:

THL A19 LIMITED

/s/ Martin Lau Chiping
Name: Martin Lau Chiping
Title: Authorized signatory

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]

Rollover Investor:

PROMETHEUS CAPITAL (INTERNATIONAL) CO, LTD.

/s/ Sicong Wang
Name: Sicong Wang
Title: Director

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

Equity Investor:

MICHAEL XIANGYU CHEN

/s/ Michael Xiangyu Chen

Equity Investor:

ANFERNEE SONG GUAN

/s/ Anfernee Song Guan

Equity Investor:

KINGSUN (SHANGHAI) INVESTMENT CO., LTD. [Company chop is affixed]

/s/ Xiaowei Wu
Name: Xiaowei Wu
Title: Chairman

BEIJING JUNLIANXINHAI PRIVATE EQUITY INVESTMENT PARTNERSHIP (LIMITED PARTNERSHIP)

/s/ Jiaqing Li
Name: Jiaqing Li
Title: Authorized Representative, Director and General
Manager

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]

Equity Investor:

RUIPU LEHUA (TIANJIN) INVESTMENT CENTER (LIMITED PARTNERSHIP) [Company chop is affixed]

/s/ Mingchen Zhang
Name: Mingchen Zhang
Title: Executive Director

Equity Investor:

PEKING PUSI INVESTMENT CO., LTD.

/s/ Sicong Wang
Name: Sicong Wang
Title: Chairman

Equity Investor:

V CAPITAL COMPANY LIMITED [Company chop is affixed]

/s/ Weiqing Tang
Name: Weiqing Tang
Title: Chairman and Legal Representative

Equity Investor:

LT PROSPERITY (TIANJIN) ASSET MANAGEMENT CO., LTD. [Company chop is affixed]

/s/ Xu Peng
Name: Xu Peng
Title: Partner

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]

Equity Investor:

JIAXING YAMING INVESTMENT PARTNERSHIP (LIMITED PARTNERSHIP) [Company chop is affixed]

/s/ Lina Zhu
Name: Lina Zhu
Title: Authorized Representative of Executive Partner

Equity Investor:

JIAXING NUOXIN INVESTMENT PARTNERSHIP (LIMITED PARTNERSHIP) [Company chop is affixed]

/s/ Jingyuan Liang
Name: Jingyuan Liang
Title: Managing Partner

Equity Investor:

FORTUNE WISDOM VENTURE CAPITAL CO., LTD. [Company chop is affixed]

/s/ Zhou Liu
Name: Zhou Liu
Title: President

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]

Equity Investor:

NEWPLUS IDREAM INVESTMENT PARTNERSHIP (LIMITED PARTNERSHIP) [Company chop is affixed]

/s/ Jun Wang
Name: Jun Wang
Title: Authorized Representative

Equity Investor:

SHANGHAI SUPER STAR VENTURE CAPITAL PARTNERS (LIMITED PARTNERSHIP) [Company chop is affixed]

/s/ Zhenquan Ren
Name: Zhenquan Ren
Title: Authorized Representative of Executive Partner

Equity Investor:

GUANGXI XI HUI HE YING INVESTMENT MANAGEMENT PARTNERSHIP (LIMITED PARTNERSHIP) [Company chop is affixed]

/s/ Guangyi Huang
Name: Guangyi Huang
Title: Director

Equity Investor:

SHANGHAI GREENWOODS ASSET MANAGEMENT LIMITED

[Company chop is affixed]
Name:
Title:

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]

Equity Investor:

SHANGHAI WEIYING GEFEI INVESTMENT MANAGEMENT LTD. [Company chop is affixed]

/s/ Shi Lei
Name: Shi Lei
Title: Director

Equity Investor:

HENGQIN DREAM YONGTAI EQUITY INVESTMENT ENTERPRISE (LIMITED PARTNERSHIP) [Company chop is affixed]

/s/ Junwen Lei
Name: Junwen Lei
Title: Executive Representative

Equity Investor:

HENGQIN DREAM RUITONG EQUITY INVESTMENT ENTERPRISE (LIMITED PARTNERSHIP) [Company chop is affixed]

/s/ Heng Zhang
Name: Heng Zhang
Title: Executive Representative

[SIGNATURE PAGE TO INTERIM INVESTORS AGREEMENT]

Schedule I List of Equity Investors

1.	Michael Xiangyu Chen

2.	Anfernee Song Guan

3.	Kingsun (Shanghai) Investment Co., Ltd.

4.	Beijing Junlianxinhai Private Equity Investment Partnership (Limited Partnership)

5.	Ruipu Lehua (Tianjin) Investment Center (Limited Partnership)

6.	Peking Pusi Investment Co., Ltd.

7.	V Capital Company Limited

8.	LT Prosperity (Tianjin) Asset Management Co., Ltd.

9.	Jiaxing Yaming Investment Partnership (Limited Partnership)

10.	Jiaxing Nuoxin Investment Partnership (Limited Partnership)

11.	Fortune Wisdom Venture Capital Co., Ltd.

12.	Newplus iDream Investment Partnership (Limited Partnership)

13.	Shanghai Super Star Venture Capital Partners (Limited Partnership)

14.	Guangxi Xi Hui He Ying Investment Management Partnership (Limited Partnership)

15.	Shanghai Greenwoods Asset Management Limited

16.	Shanghai Weiying Gefei Investment Management Ltd.

17.	Hengqin Dream Yongtai Equity Investment Enterprise (Limited Partnership)

18.	Hengqin Dream Ruitong Equity Investment Enterprise (Limited Partnership)

Exhibit A

Shareholders Agreement Term Sheet